Exhibit 99.1

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

CONGOLEUM CORPORATION REPORTS 2007 RESULTS

MERCERVILLE, NJ, March 12, 2008 – Congoleum Corporation (OTC:CGMC) today reported its financial results for the fourth quarter ended December 31, 2007.  Sales for the three months ended December 31, 2007 were $43.8 million, compared with sales of $46.0 million reported in the fourth quarter of 2006, a decrease of 4.8%.  The net loss for the quarter was $2.4 million, versus a loss of $1.0 million in the fourth quarter of 2006.  The net loss per share was $0.29 in the fourth quarter of 2007 compared with a net loss of $0.12 per share in the fourth quarter of 2006. Results in the fourth quarter of 2006 included a $1.3 million gain related to replacement of a major production line component required as a result of an explosion in August 2006.

Sales for the year ended December 31, 2007 were $204.3 million, compared with sales of $219.5 million in 2006.  The net loss for the year ended December 31, 2007 was $0.7 million, or $0.08 per share, versus net income of $0.7 million, or $0.08 per share, in 2006.

As previously reported, a plan of reorganization (the “Joint Plan”) has been negotiated among, and jointly filed by, Congoleum, the future asbestos claimants’ representative, the official bondholders’ committee and the official asbestos claimants’ committee.  The disclosure statement for the Joint Plan has been approved by the bankruptcy court, and a confirmation hearing is scheduled for June 26, 2008.  Based on these developments and the terms of the Joint Plan, Congoleum recorded adjustments to certain account balances during the fourth quarter of 2007 to reflect revised estimates of costs and cost recoveries associated with the Chapter 11 proceedings and related matters.

There were four specific adjustments recorded.  First, Congoleum reversed $41.0 million of post-petition interest expense it had accrued on its 8 5/8% Senior Notes. Payment of this interest had been contemplated under earlier plans of reorganization, but it will not be paid under the terms of the Joint Plan.  Second, Congoleum wrote off $14.9 million in formerly anticipated legal fee recoveries.  These recoveries had likewise been anticipated under earlier plans but will not be received under the Joint Plan.  Third, based on the expected timing and cost to obtain confirmation of the Joint Plan, Congoleum recorded a $26.4 million charge to increase its reserves for estimated legal and related expenses.  Finally, the tax impact of these adjustments gave rise to a net deferred tax liability of $1.7 million, which was recorded as tax expense.  Excluding these charges and credits, Congoleum’s net income in 2007 would have been $1.4 million compared with net income of $0.7 million in 2006, which included the $1.3 million gain on the production line replacement.

Roger S. Marcus, Chairman of the Board, commented, “We experienced very weak demand in all our end markets during 2007.  Sales for new residential construction have dropped sharply with the entire housing industry.  Production of manufactured homes also declined from 2006 to 2007 with a commensurate reduction in demand for our products.  Finally, sales of flooring for remodel and replacement applications is reported to be down anywhere from 5% to 20%, depending on who you ask.  Given these market conditions, we would have seen a more significant sales decline were it not for our Dura product sales.  The popularity and value of these products has enabled them to continue growing despite the poor economic environment.”

We were sufficiently concerned about the economic outlook at the start of 2007 and took immediate steps to reduce costs and control inventories.  As a result, we effectively improved our net income by $2 million excluding the effect of the 2006 production line replacement gain and the 2007 reorganization adjustments, and our gross margin increased by 1.7% of sales.  Moreover, we accomplished this outcome despite a $15 million drop in sales that resulted in a reduction of $6-7 million in pre-tax profit contribution.  We were able to achieve this result through a number of initiatives, which included:

-reducing operating expenses by $3.7 million

-reducing plant overhead costs by $2 million

-improving plant operating efficiencies

-raising selling prices

-improving product mix

Considering the state of the business environment, I believe our bottom line performance was quite good.

In summary, I am glad we were able to recognize the risks the economy was facing as we began 2007 and took quick action to significantly reduce expenses.  Thanks to those steps and the continued growth of our Dura products, we have performed relatively well through a very challenging period.  We expect these difficult conditions to continue well into 2008, but I believe we are positioned to manage through the downturn until conditions improve.”

Mr. Marcus concluded “I am also pleased that our reorganization proceedings may finally be drawing to a close.  The company and all necessary creditor groups support the recently filed reorganization plan, and voting materials are scheduled to be distributed later this month.  I am hopeful that we will get the necessary votes for confirmation, and hope that we can emerge from bankruptcy proceedings in the third quarter of 2008.”

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.  A joint plan of reorganization was filed on February 5, 2008 and a confirmation hearing on that plan is scheduled for June 26, 2008.  Existing shares of Congoleum common stock would be cancelled pursuant to the terms of that plan, if confirmed, and holders of existing shares would receive nothing on account of their cancelled shares.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century.

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend,” "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims, (iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the possible adoption of another party's plan of reorganization which may prove to be unfeasible, (xii) increases in raw material prices or disruption in supply, (xiii) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xiv) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xv) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xvi) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xvii) product warranty costs, (xviii) changes in distributors of Congoleum's products, and (xix) Congoleum’s interests may not be the same as it’s controlling shareholder, American Biltrite Inc.  In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2006 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

CONGOLEUM CORPORATION

RESULTS OF OPERATIONS

(In thousands)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006
Net Sales	$43,818	$46,034	$204,262	$219,474
Cost of Sales	33,331	35,362	153,809	169,023
Selling, General & Administrative Expenses	8,226	8,568	37,469	39,906
Asbestos Related Reorganization Charges	41,315	-	41,315	-

(Loss) Income from Operations	(39,054)	2,104	(28,331)	10,545

Bond Interest Reversal (Expense)	38,058	(2,715)	29,603	(10,612)
Interest Income (Expense), Net	506	(27)	197	(260)
Other (Expense) Income	(199)	38	(447)	162
Net (Loss) Income before Income Taxes	(689)	(600)	1,022	(165)
Provision (Benefit) for Taxes	1,686	402	1,713	(844)
Net (Loss) Income	$(2,375)	$(1,002)	$(691)	$679

Net (Loss) Income Per Share, Basic	$(0.29)	$(0.12)	$(0.08)	$0.08
Net (Loss) Income Per Share, Diluted	$(0.29)	$(0.12)	$(0.08)	$0.08

Weighted Average Number of Common Shares Outstanding – Basic	8,272	8,272	8,272	8,272
Weighted Average Number of Common Shares Outstanding – Diluted	8,272	8,272	8,272	8,272
ADDITIONAL FINANCIAL INFORMATION:
Capital Expenditures	$2,278	$838	$4,541	$3,056
Depreciation and Amortization	$2,638	$2,349	$10,641	$10,478

CONDENSED BALANCE SHEET

(In thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS:
Cash and cash equivalents	$26,327	$18,591
Restricted cash	6,501	9,656
Accounts & notes receivable, net	14,162	17,598
Inventory	35,182	34,220
Other current assets	13,138	25,610
Total current assets	95,310	105,675

Property, plant & equipment (net)	61,993	67,757
Other assets (net)	15,402	10,770
Total assets	$172,705	$184,202

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable, accrued expenses & deferred income taxes	$70,389	$46,905
Revolving credit loan – secured debt	10,551	12,715
Liabilities subject to compromise - current	4,997	34,602
Total current liabilities	85,937	94,222

Liabilities subject to compromise	133,224	136,533
Long term debt	--	--
Other liabilities	--	--
Total liabilities	219,161	230,755

Stockholders’ equity (deficit)	(46,456)	(46,553)

Total liabilities & stockholders’ equity	$172,705	$184,202

ADDITIONAL FINANCIAL INFORMATION:
Working Capital	$9,373	$11,453
Current Ratio	1.1	1.1